Contact:	Fred Adams, Jr.
Chairman and CEO
(601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES SHARE REPURCHASE PROGRAM

JACKSON, Miss. (August 3, 2004) – Cal-Maine Foods, Inc. (Nasdaq:CALM) today announced that its Board of Directors has authorized the repurchase of up to two million shares of the Company’s Common Stock at open market prices by July 31, 2005.

        “Both management and the board believe that a share repurchase represents a good use of cash to increase value for all shareholders,” said Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc. He said the Company’s strategic acquisition program would continue.

        At the end of the Company’s fiscal year on May 29, 2004, there were 21,823,494 shares of Common Stock and 2,400,000 shares of Class A Common Stock outstanding.

        Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 28 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

        Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 •	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905